Exhibit 10.12

Marketing Memorandum

Party A: Sureland Industrial Fire Safety Co., Ltd

Address: Nan ban bi dian Industry Park, Beijing Capital Airport

Tel: 010-81474815

Fax: 010-81473639

Contact: Ding Guofeng Hu Shaoqing

Party B: Xi`an Systemsensor Electronic Co., Ltd

Address: No. 11, Xiao sai dong lu, Xi`an City

Tel: 029-5246577,5246576

Fax: 029-5243745

Contact: He dong, Li jin

On 9th March 2001 Sureland Industrial Fire Safety Co., Ltd and Xi`an Systemsensor Electronic Co., Ltd discussed the market development prospect and cooperation of year 2001, and make and enter into this agreement as regards the subject matter of using the detector and components and parts produced by Xi`an Systemsensor Electronic Co., Ltd by Sureland Industrial Fire Safety Co., Ltd and the cooperation in market development on following term and conditions:

I.	Rights and obligations of Party A:

1.	Be responsible for market developing and marketing work, and in considering the development cycle of Party A’s supported products, Party A shall, within one year from the date of conclusion of this contract, purchase no less than 2000 detectors from Party B;

2.	Be responsible for after sales service and technical support for the users;

3.	Reflect to Party B the use situation of the products and the market information of the selling region a periodically;

4.	Make payment in good time in accordance with the payment schedule stipulated in article 3;

5.	Party A shall keep confidential for all the data and samples provided by Party B, shall take use of them only for purpose of supported products development, sending for inspection and marketing, and shall not use of them for other purposes or disclose them to the third party.

II.	Rights and obligations of Party B

1.	Party B shall undertake that the products provided for Party A comply with Chinese related national standard requirements;

2.	Provide for Party A with the technical supports for the products provided;

3.	For purpose of doing well the products matching, Party B shall provide for Party A with the technical supported required by the products matching;

4.	When it is practicable, upon request by Party A, Party B shall assist Party A to go to Shenyang National Fire Control Electronic Products Detection Center for sending the products produced by Party B for inspection in the brand and model of Party A.

5.	Be responsible for the service work for the products provided, and the warranty period of the products shall be three years from the date of leaving the factory;

6.	Party B is liable to assist Party A to do well the market advertising and sales promotion activities;

7.	After delivery of the goods under one contract, Party B shall provide for Party A with the quality guarantee documents, etc data required by ISO9000 quality system attestation along with the invoice.

III.	Goods supply, payment and others

1.	Product price: The product price shall be determined by both parties in accordance with yearly procurement quantity. And please refer to the attached list for the price from conclusion of this contract to 31st December 2001.

2.	Supply mode: Party A shall provide for Party B with the supply and demands information 10-15 days in advance, and when the formal supply is to be made, the notice shall be sent to Party B by means of fax for arranging dispatch of goods by Party B.

3.	Payment mode: Before the sum of order reaches at 0.3 million Yuan, the goods shall be delivered upon payment; When the sum of order exceeds 0.3 million Yuan, Party B shall give Party A 60 days payment term, and the total accounts payable to Party B by Party A shall not exceed ¥0.1 million Yuan. When placing the order, if the total accounts payable exceed 0.1 million Yuan, Party A shall pay the excessive portion to Party B for arranging dispatch of goods by Party B, otherwise Party B has right to suspend delivery. The special project shall be negotiated by both parties for settlement and shall be noted when concluding the contract.

4.	Transport: Party B shall be responsible for the freight of railway transport mode, but if Party A request to use other transport mode, the freight shall be undertaken by Party A in accordance with the actually occurred amount; And the insurance expenses during the course of transport shall be handled and paid unitedly by Party B.

5.	Other matters uncovered by this agreement shall be further negotiated and determined by both parties hereto;

6.	This agreement is made in two originals, each of parties hereto holding one copy respectively.

Party A: Sureland Industrial Fire Safety Co., Ltd	Party B: Xi`an Systemsensor Electronic Co., Ltd

Representative:	Representative:

Date:	Date: